SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 19, 2004 (April 15, 2004)

Date of Report (Date of earliest event reported)

RCN Corporation

(Exact Name of Registrant as specified in its charter)

Delaware	0-22825	22-3498533

(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

105 Carnegie Center Princeton, NJ 08540-6215

(Address of principal executive offices, including zip code)

(609) 734-3700

Registrant's telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Item 5. Other Events and Required FD Disclosure

On April 15, 2004, RCN Corporation announced that negotiations with its senior secured lenders (the “Lenders”), members of an ad hoc committee of holders of its Senior Notes (the “Noteholders’ Committee”) and others on a consensual financial restructuring of its balance sheet are continuing. In connection with these negotiations, RCN said that it has chosen to defer the decision to make interest payments scheduled to be made on April 15, 2004, of approximately $8.0 million with respect to its 10% Senior Notes due 2007 (the “10% Senior Notes”) and approximately $17.6 million with respect to its 11.125% Senior Discount Notes due 2007 (the “11.125% Senior Notes”). The press release with respect thereto is attached hereto as Exhibit 99.1.

Item 7. Financial Statements and Exhibits.

(a)	Exhibits

Exhibit 99.1 RCN Corporation Press Release dated April 15, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RCN Corporation

By:	/s/ W. Terrell Wingfield, Jr.

Name:	W. Terrell Wingfield, Jr.
Title:	General Counsel and Corporate Secretary

Date: April 19, 2004

EXHIBIT INDEX

Exhibit No.

99.1	RCN Corporation Press Release dated April 15, 2004.

Exhibit 99.1

105 Carnegie Center Princeton, NJ 08540

Contact:
Barak Bar-Cohen, RCN Public Relations, 609-919-8144 Jim Downing, RCN Investor Relations, 609-734-3718

Restructuring Information: www.rcntomorrow.com

RCN Holding Company Continues Financial Restructuring Negotiations; Defers Decision to Make Interest Payments Scheduled For April 15, 2004 on 10% Senior Notes and 11.125% Senior Notes

PRINCETON, N.J., April 15, 2004 — RCN Corporation (Nasdaq: RCNC), as previously announced, is continuing negotiations on a collaborative basis with its senior secured lenders (the “Lenders”), an ad hoc committee of holders of its Senior Notes (the “Noteholders’ Committee”) and others regarding a consensual financial restructuring of its balance sheet. RCN said that it remains hopeful that these negotiations will lead to agreement on a successful consensual financial restructuring plan in the near term, although there is no assurance this will occur. In connection with these negotiations, RCN said that it has chosen to defer the decision to make interest payments scheduled to be made on April 15, 2004, of approximately $8.0 million with respect to its 10% Senior Notes due 2007 (the “10% Senior Notes”) and approximately $17.6 million with respect to its 11.125% Senior Discount Notes due 2007 (the “11.125% Senior Notes”). In the event that RCN does not make these interest payments within 30 days beginning April 15, 2004, Events of Default would arise with respect to the 10% Senior Notes and the 11.125% Senior Notes and entitle, but not require, holders thereof to declare the outstanding 10% Senior Notes and 11.125% Senior Notes, respectively, immediately due and payable.

RCN has said that it expects any financial restructuring to be implemented through a reorganization of the Company under chapter 11. The Company believes that a consensual financial restructuring pursuant to a chapter 11 reorganization would achieve the most successful financial outcome for the company and its constituents. Since financial restructuring negotiations are ongoing, the treatment of existing creditor and stockholder interests in the company is uncertain at this time. However, RCN has said that the restructuring will likely result in a conversion of a substantial portion of its outstanding Senior Notes into equity and an extremely significant, if not complete, dilution of current equity. Accordingly, the value of RCN’s securities is highly speculative. The Company urges that appropriate caution be exercised with respect to existing and future investments in any of the RCN’s debt obligations or its Common stock.

RCN previously announced that it did not make interest payments of approximately $10.3 million, due January 15, 2004, on its 10-1/8% Senior Notes due 2010 (the “10-1/8% Senior Notes”) and approximately $14.2 million, due February 15, 2004, on its 9.8% Senior Discount Notes Due 2008 (the “9.8% Senior Notes”) within the 30-day grace periods provided under the indentures governing those Senior Notes. As previously stated, RCN, the Lenders and members of the Noteholders’ Committee have entered into and subsequently extended forbearance agreements under which the Lenders and members of the Noteholders’ Committee have agreed not to declare any Events of Default, which they would be entitled but not required to do, under the RCN’s senior credit facilities or Senior Notes, respectively, as a result of the Company not making the interest payment on the 10 1/8% Senior Notes and the 9.8% Senior Notes prior to the end of the applicable grace periods and certain other defaults. If such declarations were made, the indebtedness would become immediately due and payable. The current forbearance agreements will expire at 11:59 p.m. on May 3, 2004, unless further extended.

RCN’s objective is to reach agreement on a consensual financial restructuring plan during the current forbearance period. If financial restructuring negotiations were to proceed beyond that period or were to end, however, additional forbearance, waiver and/or amendment agreements would be needed to support RCN’s continuing operations. In addition, in the absence of an agreement on a consensual financial restructuring upon expiration of the forbearance agreements, the Lenders and members of the Noteholders’ Committee who hold 10-1/8% Senior Notes and 9.8% Senior Notes would be entitled, but not required, to declare RCN’s senior credit facilities and the outstanding 10-1/8% Senior Notes and 9.8% Senior Notes, respectively, immediately due and payable.

Any acceleration of amounts due under RCN’s senior credit facilities or the 10-1/8% Senior Notes or the 9.8% Senior Notes would, due to cross default provisions in the Company’s indentures governing its other senior notes, entitle, but not require, the holders of RCN’s other senior notes to declare the other senior notes immediately due and payable. Holders of 10-1/8% Senior Notes or the 9.8% Senior Notes that are not members of the Noteholders’ Committee are not subject to the terms of the forbearance agreements. If acceleration of the Company’s senior credit facilities and 10-1/8% Senior Notes or the 9.8% Senior Notes were to occur, RCN would not, based on current and expected liquidity, have sufficient cash to pay the amounts that would be payable.

Although RCN is actively pursuing discussions towards a final agreement on a consensual financial restructuring, there can be no assurance that such an agreement will ultimately be reached, that RCN would be able to obtain further extensions of its forbearance agreements with the Lenders and members of the Noteholders’ Committee, or that holders of 10-1/8% Senior Notes or the 9.8% Senior Notes that are not members of the Noteholders’ Committee will not declare an Event of Default under the 10-1/8% Senior Notes or the 9.8% Senior Notes (which would terminate the forbearance agreement with Lenders), or seek other remedies available under applicable law or the terms of the 10-1/8% Senior Notes or the 9.8% Senior Notes, prior to such time. RCN will continue to apply substantial effort and resources to reaching a formal agreement on a consensual financial restructuring while also continuing to evaluate the best alternatives for RCN under current circumstances and as discussions and events unfold.

For additional information about the restructuring process, please visit www.rcntomorrow.com

ABOUT RCN CORPORATION

RCN Corporation (Nasdaq: RCNC — News) is the nation’s first and largest facilities-based competitive provider of bundled phone, cable and high speed internet services delivered over its own fiber-optic local network to consumers in the most densely populated markets in the U.S. RCN has more than one million customer connections and provides service in Boston, New York, Philadelphia/Lehigh Valley, Chicago, San Francisco, Los Angeles and Washington, D.C. metropolitan markets.

WHERE YOU CAN FIND MORE INFORMATION

We, as a reporting company, are subject to the informational requirements of the Exchange Act and accordingly file our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the SEC. You may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room. As an electronic filer, our public filings are maintained on the SEC’s Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is http://www.sec.gov. In addition, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act may be accessed free of charge through our website as soon as reasonably practical after we have electronically filed such material with, or furnished it to, the SEC. Since September 30, 2003, all reports pursuant to the Exchange Act that we have filed with, or furnished to, the SEC have been timely posted on our website. The address of that website is www.rcn.com/investor/secfilings.php.

RCN FORWARD-LOOKING STATEMENTS

Some of the statements made by RCN in these statements are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements as a result of a number of factors. RCN believes that the primary factors include, but are not limited to, the ability to successfully complete a financial restructuring on a consensual basis with some or all of RCN’s relevant constituents or otherwise successfully to reorganize, availability of financing, ability to obtain regulatory approvals, uncertainty relating to economic conditions, ability to attract and retain qualified management and other personnel, changes in government and regulatory policies, pricing and availability of equipment, materials, inventory and programming, our ability to meet the requirements in our franchise agreements, the number of potential customers in a target market, the completion of acquisitions or divestitures, acceptance of the Company’s services, development and implementation of business support systems for provisioning and billing, the availability and success of strategic alliances or relationships, ability to overcome significant operating losses, RCN’s ability to develop and penetrate existing and new markets, technological developments and changes in the industry, changes in the competitive environment in which RCN operates and RCN’s ability to adequately identify and disclose material information in future filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors.

Restructuring Information: www.rcntomorrow.com

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